SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2012

IDS Solar Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-177518	45-2758994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

533 Birch Street Lake Elsinore, CA	92530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (951) 674-1554

_________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On November 8, 2012, we entered into an Exclusive License / Royalty Agreement (the “Agreement”) with SP Innovations, Inc. (“SP”). Under the Agreement, we have been granted the exclusive right to manufacture, import, use, and sell a line of portable, solar-powered generators developed by SP. In exchange for the license, we have committed to pay SP a royalty of five percent (5%) of our total wholesale price for all of the licensed products sold by us. We are required to keep books of account regarding sales of the licensed products and must account and render payment to SP on a monthly basis. In addition, a minimum fee of $35,000 must be paid to SP in series of payments to be made over the next 90 days. The initial term of the Agreement is two years, and it may be renewed in successive two year terms at our option.

As additional consideration to SP under the Agreement, we have agreed to issue SP ten thousand shares of our common stock. Also, on the anniversary of the Agreement, SP will be entitled to receive warrants to purchase our common stock at $1.75 per share, exercisable for three years. The number of warrants issued to SP will be equal to 25,000 warrants for each $1,000,000 in gross revenues generated from sales of the licensed products.

The foregoing is a summary of the material terms of the Agreement, which should be reviewed in full for additional information.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Exclusive License / Royalty Agreement with SP Innovations, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDS Solar Technologies, Inc.

/s/ Bruce R. Knoblich

Bruce R. Knoblich

President and Chief Executive Officer

Date: November 14, 2012

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